SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

This Consent of Independent Public Accountants issued by Arthur Andersen LLP as of March 31, 2002 for the year ended December 31, 2000 was unable to be reissued by Arthur Andersen LLP. Therefore, we are including a copy of their original report in this Annual Report to Shareholders.

As independent public accountants, we hereby consent to the incorporation of our reports dated February 12, 2001, included or incorporated in Superior Industries International, Inc.’s Annual Report to Shareholders in this Form 10-K for the year ended December 31, 2000*, and into the Company’s previously filed Registration Statements File Nos. 2-80130, 33-48547 and 33-64088.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Los Angeles, California
March 21, 2002

•	The consolidated balance sheet of Superior Industries International, Inc. and subsidiaries (company) as of December 31, 2000, and the related consolidated statements of income, shareholders’ equity, and cash flows for the year ended December 31, 1999 have been excluded from the company’s 2002 Annual Report on Form 10-K pursuant to the Securities and Exchange Commission’s financial statement requirements under Regulation S-X.

Note:	This is a copy of a consent previously issued by Arthur Andersen LLP, our former independent accountants. This consent has not been reissued by Arthur Andersen LLP in connection with the filing of the Form 10-K.